ECD OVONICS' BATTERY SUBSIDIARY EXPANDS CONSUMER
                          BATTERY RELATIONSHIP WITH BYD

Rochester Hills, Mich., May 11, 2005 -- Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that its subsidiary, Ovonic Battery Company, Inc. (Ovonic Battery), has expanded its existing consumer battery license agreement for its proprietary nickel metal hydride (NiMH) battery technology with BYD Company Limited (BYD) of the People's Republic of China. Under the consumer battery license grant, BYD has a royalty-bearing, nonexclusive right to make, use and sell consumer NiMH batteries for nonpropulsion applications.

In a statement, Robert C. Stempel, Chairman and CEO of ECD Ovonics and Chairman of Ovonic Battery, said, "We are pleased to grant BYD access to recent Ovonic patents and advanced technology. We have watched BYD's rapid growth in nickel metal hydride over the last few years and, as part of our strategy to participate in the growing Chinese economy, we hope to assist their efforts in developing premium performance nickel metal hydride products."

About ECD Ovonics
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has pioneered and developed enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on advanced information technologies and alternative energy, including photovoltaics, fuel cells, consumer hydride batteries and hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and


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development programs to continually improve its products, and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. ECD Ovonics' website address is http://www.ovonic.com.

About BYD Co. Ltd.
Established in 1995, BYD Company Ltd. manufactures a broad line of NiCd, NiMH and Li-Ion battery products. Located in Shenzhen, Guandong, BYD has grown rapidly and has become one of China's largest manufacturers of NiCd and NiMH batteries, with worldwide sales of these products including within the PRC, U.S., Japan and Europe. BYD is a joint stock limited company incorporated in the People's Republic of China. BYD's website address is http://www.byd.com.cn.


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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
Ghazaleh Koefod, Investor Relations
Dick Thompson, Media Relations
Energy Conversion Devices, Inc.
248.293.0440


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